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                                                       OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE.

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

      Miller, III              Lloyd                       I.
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   (Last)                           (First)             (Middle)

 4550 Gordon Drive
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                                    (Street)

 Naples                   FL                         34102
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   (City)                           (State)              (Zip)


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2.   Issuer Name AND Ticker or Trading Symbol

Interlott Technologies, Inc. -ILI


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3.   IRS or Social Security Number of Reporting Person (Voluntary)

 ###-##-####

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4.   Statement for Month/Year

 March 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                   6.
                                                    4.                              5.             Owner-
                                                    Securities Acquired (A) or      Amount of      ship
                                       3.           Disposed of (D)                 Securities     Form:      7.
                        2.             Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                        Transaction    Code         ------------------------------- Owned at End   (D) or     Indirect
1.                      Date           (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security       (Month/Day/    ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)              Year)           Code     V                  (D)             and 4)         (Instr.4)  (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------
Common Stock             3/19/02         P               7,000      A      $5.30                   I           By Lloyd I.
                                                                                                               Miller, III,
                                                                                                               Trust A-4
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 Common Stock            3/26/02         P               1,800     A       $5.20     204,600(1)    I           By Lloyd I.
                                                                                                               Miller, III,
                                                                                                               Trust A-4
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock            3/5/02          P               4,600     A       $5.3261                 I           By Milfam II, L.P.
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock            3/6/02          P               4,900     A       $5.451                  I           By Milfam II, L.P.
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock            3/8/02          P               2,500     A       $5.50      72,400(1)    I           By Milfam II, L.P.
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                          2,000(1)    I           By Lloyd I.
                                                                                                               Miller, III,
                                                                                                               custodian under
                                                                                                               Florida UGMA for
                                                                                                               Tyler Dulmage
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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This filing shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this filing.


Lloyd I. Miller, III                                            4/5/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

________________________________________________________________________________
1.   Name and Address of Reporting Person:

      Miller, III              Lloyd                      I.

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol:

Interlott Technologies, Inc. -ILI

________________________________________________________________________________
3.   Statement for Month/Year:

 March 2002
_______________________________________________________________________________

(Continued)
================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                   6.
                                                    4.                              5.             Owner-
                                                    Securities Acquired (A) or      Amount of      ship
                                       3.           Disposed of (D)                 Securities     Form:      7.
                                       Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                     2.                Code         ------------------------------- Owned at End   (D) or     Indirect
1.                   Transaction       (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security    Date              ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)           (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4)
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock                                                                        2,000(1)      I         By Lloyd I. Miller,
                                                                                                              III, custodian under
                                                                                                              Florida UGMA for
                                                                                                              Wylie Dulmage
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 Common Stock                                                                          2,600(1)     I         By Dail Miller
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 Common Stock                                                                         34,000(1)     I         By Lloyd I. Miller,
                                                                                                              III, custodian under
                                                                                                              Florida UGMA for
                                                                                                              Lloyd I. Miller, IV
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 Common Stock                                                                         40,000(1)     I         By Lloyd I. Miller,
                                                                                                              III, custodian under
                                                                                                              Florida UGMA for
                                                                                                              Alexandra B. Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                          29,000(1)     I         By Lloyd I. Miller,
                                                                                                              III, Trustee GST
                                                                                                              f/b/o Kimberly S.
                                                                                                              Miller
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 Common Stock                                                                         21,800(1)     I         By Lloyd I. Miller,
                                                                                                              III, Trust A-1

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 Common Stock                                                                         14,000(1)     I         By Lloyd I. Miller,
                                                                                                              III, Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                         37,400(1)     I         By Lloyd I. Miller,
                                                                                                              IIII, Trustee, GST
                                                                                                              f/b/o Catherine C.
                                                                                                              Miller
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 Common Stock                                                                         28,200(1)     I         By Lloyd I. Miller,
                                                                                                              III, LLC
------------------------------------------------------------------------------------------------------------------------------------

________________________________________________________________________________
1.   Name and Address of Reporting Person:

      Miller, III              Lloyd                      I.

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol:

Interlott Technologies, Inc. -ILI

________________________________________________________________________________
3.   Statement for Month/Year:

 March 2002
_______________________________________________________________________________

(Continued)
================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                   6.
                                                    4.                              5.             Owner-
                                                    Securities Acquired (A) or      Amount of      ship
                                       3.           Disposed of (D)                 Securities     Form:      7.
                                       Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                     2.                Code         ------------------------------- Owned at End   (D) or     Indirect
1.                   Transaction       (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security    Date              ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)           (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4)
----------------------------------------------------------------------------------------------------------------------------------

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 Common Stock                                                                       35,600(1)      I          By Lloyd I. Miller,
                                                                                                              III, Trustee GST
                                                                                                              f/b/o Lloyd I. Miller
                                                                                                              III
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                       23,000(1)      I          By Lloyd I. Miller,
                                                                                                              III, co-Trustee with
                                                                                                              Kimberly S. Miller
                                                                                                              f/b/o Lloyd I. Miller
                                                                                                              IV and Alexandra B.
                                                                                                              Miller (KSMTR)
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 Common Stock                                                                       44,800(1)       I         By Milfam I, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                       73,400          D
====================================================================================================================================